Exhibit 99.1

SolarWinds Announces First Quarter 2015 Results
AUSTIN, Texas - April 28, 2015 - SolarWinds (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its first quarter ended March 31, 2015.

•	Total revenue for the first quarter of $116.8 million, representing 22% year-over-year growth on a reported basis and 27% year-over-year growth on a constant currency basis.

•
Combined maintenance and subscription revenue for the first quarter of $74.4 million, representing 25% year-over-year growth in recurring revenue on a reported basis and 31% on a constant currency basis.

•	License revenue for the first quarter of $42.4 million, representing 17% year-over-year growth on a reported basis and 19% on a constant currency basis.

•	GAAP diluted earnings per share of $0.24 and non-GAAP diluted earnings per share of $0.46 for the first quarter.

•	GAAP operating income of $24.1 million, or a GAAP operating margin of 21%, and non-GAAP operating income of $48.0 million, or a non-GAAP operating margin of 41% for the first quarter.
Financial Results
SolarWinds reported total revenue for the first quarter of 2015 of $116.8 million, a 22% increase on a reported basis over total revenue for the first quarter of 2014. Total revenue on a constant currency basis for the first quarter was $121.4 million, a 27% increase over total revenue for the first quarter of 2014. Record total recurring revenue, comprised of maintenance revenue of $63.7 million and subscription revenue of $10.7 million, reached $74.4 million, increasing by 25% on a reported basis over the first quarter of 2014 and increasing by 31% on a constant currency basis, and represents 64% of total revenue. License revenue was $42.4 million for the first quarter of 2015, representing a 17% increase on a reported basis over license revenue for the first quarter of 2014 and a 19% increase on a constant currency basis.
On a GAAP basis, diluted earnings per share were $0.24 for the first quarter of 2015 compared to $0.23 for the first quarter of 2014. Non-GAAP diluted earnings per share were $0.46 for the first quarter of 2015, compared to $0.41 for the first quarter of 2014.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”
Recent Business Highlights
“The first quarter was a solid start to 2015. We drove strong growth in our core network and systems management products, and in our MSP business, which contributed to healthy overall new business sales growth. We also continued to execute on our goal of becoming the IT management vendor of choice for addressing the complex, connected set of performance problems in today’s increasingly hybrid IT infrastructures by acquiring a Cloud-based log management company. We are excited about the numerous opportunities for growth that we believe lie ahead of us,” said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.
Recent SolarWinds business highlights include:

•
The company continued to strengthen the new SolarWinds® Cloud brand through the acquisition of Papertrail, a Cloud-based log management company, and the launch of a new user interface, Spaces, for the Librato® Cloud monitoring solution. Papertrail extends the company’s ability to help IT Pros, DevOps and developers quickly and easily monitor log data in order to troubleshoot application performance across on-premise, SaaS and Cloud-based environments like Amazon Web Services (AWS®). Librato’s user interface Spaces offers cloud developers and operations teams the ability to create and manipulate interactive dashboards of time series data and composite metrics for faster collaboration and problem resolution.

•
SolarWinds also enhanced their systems management product offerings to help IT organizations ensure optimal application performance by monitoring the complete application stack (AppStack) through a single pane of glass. Specifically, the company introduced the new SolarWinds Storage Resource Monitor (SRM) and released significant updates to SolarWinds Server & Application Monitor (SAM), SolarWinds Virtualization Manager and SolarWinds Web Performance Monitor (WPM), including greater integration with SolarWinds’ Orion® technology backbone and the new SolarWinds AppStack dashboard.

•
SolarWinds continues to receive honors for its business and product performance. In the first quarter, SolarWinds’ Europe, the Middle East and Africa (EMEA) Headquarters located in Cork, Ireland, was named Cork Company of the Year and also received the Large Company of the Year Award as part of the 2015 Cork Company of the Year Awards sponsored by the Cork Chamber. In addition, the U.K.’s Network Computing Magazine recognized SolarWinds as a finalist for Company of the Year. First quarter product accolades included a number of awards across multiple publications for SolarWinds Server & Application Monitor (SAM), SolarWinds Virtualization Manager (VM), SolarWinds Network Performance Monitor (NPM), SolarWinds Network Configuration Manager (NCM), and SolarWinds Log & Event Manager (LEM).

“We are pleased with our first quarter revenue growth of 27% on a constant currency basis. We believe these results illustrate the strength of our hybrid financial model, highlighted by a growing mix of predictable, recurring revenue, which grew 31% on a constant currency basis,” said Jason Ream, SolarWinds’ Executive Vice President and Chief Financial Officer.

“In addition, despite the increased level of investment we have made in our business and in our hybrid IT management software strategy, the inherent leverage in our business model was once again reflected in non-GAAP operating margins that exceeded our outlook for the first quarter,” added Ream.
Financial Outlook
As of April 28, 2015, SolarWinds is providing its financial outlook for its second quarter of 2015 and full year of 2015. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue and non-GAAP diluted earnings per share, for the second quarter of 2015 and for the full year 2015. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not costs that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions. To determine projected revenue growth rates on a constant currency basis for the second quarter and full year 2015, expected revenue from entities reporting in foreign currencies was translated into U.S. dollars using the comparable prior year period’s average foreign currency exchange rates.
Financial Outlook for the Second Quarter of 2015
SolarWinds’ management currently expects to achieve the following results for the second quarter of 2015:

•
Total revenue on a reported basis in the range of $120.6 to $123.8 million, or 19% to 22% growth over the second quarter of 2014. Total revenue on a constant currency basis in the range of $127.0 to $130.0 million, or 25% to 28% growth over the second quarter of 2014.

•	Non-GAAP operating income representing approximately 40% of revenue.

•	Non-GAAP diluted earnings per share of $0.45 to $0.47.

•	Weighted average outstanding diluted shares of approximately 77.8 million.
Financial Outlook for Full Year 2015
SolarWinds’ management currently expects to achieve the following results for the full year 2015:

•
Total 2015 revenue on a reported basis in the range of $512.0 to $527.0 million, or 19% to 23% year-over-year growth. Total revenue on a constant currency basis in the range of $530.0 to $544.0 million, or 24% to 27% year-over-year growth.

•	Non-GAAP operating income for the full year representing 40% to 41% of revenue.

•	Non-GAAP diluted earnings per share of $1.92 to $2.04.

•	Weighted average outstanding diluted shares of approximately 78.3 million.
Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results, financial outlook and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 888-218-8170 and internationally at +1-913-981-5518. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.
Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook for the second quarter and full year 2015, our growth expectations, the focus and trajectory of our business, our future product releases and roadmap, areas of investment and focus, and our market opportunity, including the growing opportunity to manage the performance of applications and IT infrastructure both in the Cloud as well as across hybrid on-premise/Cloud environments. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “expect,” “will,” “plan,” “intend,” “estimate,” “continue,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the inability to expand our sales operations effectively; (c) the inability to increase sales to existing customers and to attract new customers; (d) SolarWinds’ ability to successfully identify, complete, and integrate acquisitions; (e) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (f) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (g) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (h) the possibility that our operating income could fluctuate and may decline as percentage of revenue as we make further expenditures to expand our operations in order to support additional growth in our business; (i) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2014 filed on February 23, 2015 and the Form 10-Q that SolarWinds anticipates filing on or before May 11, 2015. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds' management and Board of Directors analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income.
As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.
About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500® enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, Librato, Pingdom, Papertrail, Orion and thwack are registered trademarks of SolarWinds or its affiliates. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
© 2015 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Courtney Cantwell Phone: 512.682.9692 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$221,573	$237,942
Short-term investments	18,239	12,384
Accounts receivable, net of allowances of $693 and $1,088 as of March 31, 2015 and December 31, 2014, respectively	52,886	50,791
Income tax receivable	2,926	128
Deferred taxes	9,456	8,350
Prepaid and other current assets	6,447	6,492
Total current assets	311,527	316,087
Property and equipment, net	24,962	23,614
Long-term investments	11,538	17,423
Deferred taxes	2,440	830
Goodwill	386,568	363,585
Intangible assets, net	87,408	93,046
Other assets, net	10,266	10,447
Total assets	$834,709	$825,032
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,182	$6,829
Accrued liabilities and other	26,182	35,276
Income taxes payable	1,482	2,351
Current portion of deferred revenue	159,140	154,799
Total current liabilities	194,986	199,255
Long-term liabilities:
Deferred revenue, net of current portion	9,675	8,609
Non-current deferred taxes	4,230	5,319
Other long-term liabilities	22,749	22,990
Total liabilities	231,640	236,173
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 76,368,473 and 75,911,349 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	76	76
Additional paid-in capital	290,079	279,584
Accumulated other comprehensive loss	(27,750)	(13,299)
Accumulated earnings	340,664	322,498
Total stockholders’ equity	603,069	588,859
Total liabilities and stockholders’ equity	$834,709	$825,032

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended March 31,
	2015	2014
Revenue:
License	$42,362	$36,351
Maintenance and other	63,729	54,921
Subscription	10,701	4,637
Total revenue	116,792	95,909
Cost of license revenue	4,215	4,109
Cost of maintenance and other revenue	4,137	3,456
Cost of subscription revenue	4,227	2,463
Gross profit	104,213	85,881
Operating expenses:
Sales and marketing	43,392	33,980
Research and development	16,370	14,140
General and administrative	20,338	15,929
Total operating expenses	80,100	64,049
Operating income	24,113	21,832
Other income (expense):
Interest income	109	78
Interest expense	(103)	(219)
Other income, net	97	195
Total other income	103	54
Income before income taxes	24,216	21,886
Income tax expense	6,050	4,240
Net income	$18,166	$17,646
Net income per share:
Basic earnings per share	$0.24	$0.23
Diluted earnings per share	$0.24	$0.23
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	76,205	75,207
Shares used in computation of diluted earnings per share	77,191	76,198

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended March 31,
	2015	2014
GAAP cost of revenue	$12,579	$10,028
Amortization of intangible assets (1)	(5,705)	(4,933)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(528)	(350)
Non-GAAP cost of revenue	$6,346	$4,745

GAAP gross profit	$104,213	$85,881
Amortization of intangible assets (1)	5,705	4,933
Stock-based compensation expense and related employer-paid payroll taxes (2)	528	350
Non-GAAP gross profit	$110,446	$91,164

GAAP sales and marketing expense	$43,392	$33,980
Stock-based compensation expense and related employer-paid payroll taxes (2)	(4,768)	(3,959)
Non-GAAP sales and marketing expense	$38,624	$30,021

GAAP research and development expense	$16,370	$14,140
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,887)	(2,326)
Restructuring charges (4)	—	(30)
Non-GAAP research and development expense	$13,483	$11,784

GAAP general and administrative expense	$20,338	$15,929
Amortization of intangible assets (1)	(2,429)	(2,626)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(5,132)	(4,159)
Acquisition related adjustments (3)	(2,795)	3
Restructuring charges (4)	327	(544)
Non-GAAP general and administrative expense	$10,309	$8,603

GAAP operating expenses	$80,100	$64,049
Amortization of intangible assets (1)	(2,429)	(2,626)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(12,787)	(10,444)
Acquisition related adjustments (3)	(2,795)	3
Restructuring charges (4)	327	(574)
Non-GAAP operating expenses	$62,416	$50,408

GAAP operating income	$24,113	$21,832
Amortization of intangible assets (1)	8,134	7,559
Stock-based compensation expense and related employer-paid payroll taxes (2)	13,315	10,794
Acquisition related adjustments (3)	2,795	(3)
Restructuring charges (4)	(327)	574
Non-GAAP operating income	$48,030	$40,756

	Three months ended March 31,
	2015	2014
GAAP income tax expense	$6,050	$4,240
Income tax effect on non-GAAP exclusions (5)	6,308	5,422
Non-GAAP income tax expense	$12,358	$9,662

GAAP net income	$18,166	$17,646
Amortization of intangible assets (1)	8,134	7,559
Stock-based compensation expense and related employer-paid payroll taxes (2)	13,315	10,794
Acquisition related adjustments (3)	2,795	(3)
Restructuring charges (4)	(327)	574
Tax benefits associated with above adjustments (5)	(6,308)	(5,422)
Non-GAAP net income	$35,775	$31,148

Non-GAAP diluted earnings per share (6)	$0.46	$0.41
Weighted-average shares used in computing diluted earnings per share	77,191	76,198

Percentage of Revenue:

GAAP gross profit	89.2%	89.5%
Non-GAAP adjustments (1)(2)	5.3	5.5
Non-GAAP gross profit	94.6%	95.1%

GAAP operating margin	20.6%	22.8%
Non-GAAP adjustments (1)(2)(3)(4)	20.5	19.7
Non-GAAP operating margin	41.1%	42.5%

GAAP net income	15.6%	18.4%
Non-GAAP adjustments (1)(2)(3)(4)(5)	15.1	14.1
Non-GAAP net income	30.6%	32.5%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to due diligence and integrating the acquired businesses; (v) deferred compensation expense related to acquisitions; and (vi) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Restructuring Charges. We provide non-GAAP information that excludes restructuring charges such as severance, relocation and benefits and the estimated costs of exiting and terminating facility lease commitments, including accelerated depreciation on leasehold improvements and fixed assets, as they relate to our corporate restructuring and exit activities. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(6)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of GAAP Revenue to Non-GAAP Revenue on a Constant Currency Basis
(In thousands, except percentages)
(Unaudited)

Reconciliation of first quarter 2015 GAAP revenue to Non-GAAP revenue:	Using Foreign Exchange Rates in First Quarter of 2014	Growth % Compared to First Quarter of 2014
GAAP license revenue	$42,362	17%
Estimated foreign currency impact	935	2
Non-GAAP license revenue on a constant currency basis (1)	$43,297	19%

GAAP maintenance and other revenue	$63,729	16%
Estimated foreign currency impact	3,126	6
Non-GAAP maintenance and other revenue on a constant currency basis (1)	$66,855	22%

GAAP subscription revenue	$10,701	131%
Estimated foreign currency impact	514	11
Non-GAAP subscription revenue on a constant currency basis (1)	$11,215	142%

GAAP total revenue	$116,792	22%
Estimated foreign currency impact	4,575	5
Non-GAAP total revenue on a constant currency basis (1)	$121,367	27%

Reconciliation of first quarter 2015 GAAP revenue to Non-GAAP revenue by product group:	Using Foreign Exchange Rates in First Quarter of 2014	Growth % Compared to First Quarter of 2014
GAAP network management revenue	$66,692	15%
Estimated foreign currency impact	2,593	4
Non-GAAP network management revenue on a constant currency basis (1)	$69,285	19%

GAAP systems and application management revenue	$36,112	21%
Estimated foreign currency impact	1,361	5
Non-GAAP systems and application management revenue on a constant currency basis (1)	$37,473	26%

GAAP MSP and cloud revenue	$13,988	74%
Estimated foreign currency impact	621	8
Non-GAAP MSP and cloud revenue on a constant currency basis (1)	$14,609	82%

(1)
Revenue on a constant currency basis is calculated using the average foreign exchange rates in the comparable prior year monthly periods and applying these rates to foreign-denominated revenue in the corresponding monthly periods in the first quarter of 2015. The difference between revenue calculated based on these foreign exchange rates and revenue calculated in accordance with GAAP is listed as estimated foreign currency impact in the table above.

SolarWinds, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$18,166	$17,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,729	8,895
Provision for doubtful accounts	388	348
Stock-based compensation expense	12,325	10,207
Deferred taxes	1,325	(1,198)
Excess tax benefit from stock-based compensation	(2,587)	(2,986)
Premium on investments	(35)	—
Other non-cash expenses	548	385
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(4,318)	1,716
Income taxes receivable	(2,779)	(1,465)
Prepaid and other assets	63	(1,754)
Accounts payable	1,258	(753)
Accrued liabilities and other	(8,138)	(1,369)
Income taxes payable	1,547	1,122
Deferred revenue	10,362	8,608
Other long-term liabilities	(181)	3,189
Net cash provided by operating activities	37,673	42,591
Cash flows from investing activities
Purchases of investments	(1,701)	—
Maturities of investments	1,650	6,500
Purchases of property and equipment	(3,278)	(6,177)
Purchases of intangible assets	(48)	(117)
Acquisition of business, net of cash acquired	(39,942)	—
Net cash provided by (used in) investing activities	(43,319)	206
Cash flows from financing activities
Repurchase of common stock	(7,015)	(6,588)
Exercise of stock options	2,716	3,214
Excess tax benefit from stock-based compensation	2,587	2,986
Net cash used in financing activities	(1,712)	(388)
Effect of exchange rate changes on cash and cash equivalents	(9,011)	(47)
Net increase (decrease) in cash and cash equivalents	(16,369)	42,362
Cash and cash equivalents
Beginning of period	237,942	165,973
End of period	$221,573	$208,335
Supplemental disclosure of cash flow information
Cash paid for interest	$62	$182
Cash paid for income taxes	$5,727	$5,561
Non-cash investing transactions
Purchases of property and equipment included in accounts payable	$—	$3,661